FOR IMMEDIATE RELEASE

Bio-Rad Laboratories Reports Fourth-Quarter and Full-Year Financial Results

HERCULES, CA – February 17, 2005 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research products and clinical diagnostics, announced financial results today for the fourth quarter ended December 31, 2004.  Fourth-quarter net sales from continuing operations were $307.9 million, up 19.3 percent compared to the $258.1 million reported for the same quarter of 2003.  On a currency-neutral basis, revenues were up 14.1 percent versus fourth-quarter 2003 results.  This growth was largely due to a combination of events including organic growth in Bio-Rad’s two main business segments and the addition of MJ GeneWorks products to the Company’s portfolio.  For the quarter, income from continuing operations was $17.1 million compared to $18.6 million in the fourth quarter of last year.

For the full year, overall Company sales from continuing operations grew by 11.3 percent to $1,090.0 million compared to $979.6 million in 2003.  Normalizing for the impact of currency effects, growth was 5.5 percent.  Year-over-year income from continuing operations fell by 14.2 percent to $66.3 million, or $2.58 per share, from $77.3 million, or $3.04 per share in 2003, due to the Company’s acquisition and integration of MJ GeneWorks which included more than $14 million of one-time costs, continued investment in R&D and infrastructure development projects, and additional expenses associated with Sarbanes-Oxley Act compliance.  Full-year gross margin from continuing operations was 56.0 percent, down slightly compared to 56.8 percent over the same period of 2003.

Fourth-Quarter Highlights

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Overall net sales from continuing operations for the fourth quarter grew by 19.3 percent versus fourth-quarter 2003 results.

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Fourth-quarter basic earnings from continuing operations were $0.66 per share, or $0.65 per share on a diluted basis, compared to $0.73 and $0.71, respectively, in the same period of last year.

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Segment net sales for the quarter were 21.6 percent higher for the Life Science segment and 17.1 percent higher for the Clinical Diagnostics segment compared to their respective figures in 2003.

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During the quarter, Bio-Rad sold $200 million aggregate principal amount of 6.125% Senior Subordinated Notes due 2014 in a private offering.

Life Science segment net sales for the quarter were $148.5 million, 21.6 percent higher than last year’s comparable period.  On a currency-neutral basis, segment sales grew by 16.4 percent.  Full-year reported sales from continuing operations were $504.7 million for the segment, up 10.6 percent over the previous year, or 4.8 percent on a currency-neutral basis.  Performance in this segment was boosted by the addition of acquired MJ GeneWorks products and by increased sales in several product areas including multiplex array technology and amplification reagents.  During the quarter, the Life Science Group launched a number of products including the new ExperionTM Automated Electrophoresis System, a novel approach to RNA and protein analysis and separation that will revolutionize the way electrophoresis is performed.  The Life Science segment was negatively impacted by price erosion in the BSE (bovine spongiform encephalopathy or mad cow disease) product line, which was partially offset by a continued expansion in unit volume.

The Clinical Diagnostics segment reported net sales of $156.7 million for the quarter, up 17.1 percent compared to the fourth quarter of 2003, or 11.9 percent excluding currency effects.  Full-year segment sales from continuing operations were $576.4 million, a 12.0 percent increase compared to 2003 results, or 6.3 percent excluding currency effects.  These results are due in part to continued growth in the blood virus, diabetes monitoring and quality controls product lines.  During the quarter, the Company received marketing clearance from the U.S. Food and Drug Administration (FDA) for its new BioPlex™2200 system, a revolutionary new immunoassay platform that employs multiplexing technology to analyze for multiple disease states from single patient samples.  Bio-Rad also received approval from the FDA for its new Multispot HIV-1/HIV-2 Rapid Test, the only single-use assay to be approved by the FDA for the detection and differentiation of HIV-1 and HIV-2 antibodies.  Also during the quarter, the Clinical Diagnostics Group won a major blood-bank tender in Russia, making Bio-Rad the largest supplier of HIV and hepatitis blood screening products in that country.

2004 Highlights

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Full-year Company sales from continuing operations grew by 11.3 percent to $1,090.0 million.

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Year-over-year income from continuing operations fell by 14.2 percent to $66.3 million from $77.3 million in 2003.

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In March, the Company purchased the assets of Hematronix Inc. for approximately $17 million in cash.  This acquisition further enhances Bio-Rad’s leadership position in the quality-control management industry.

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In August, the Company purchased MJ GeneWorks, Inc. and its subsidiaries, including MJ Research, Inc., for approximately $31 million in cash and the assumption of certain liabilities of those companies.  The acquisition significantly enhances Bio-Rad’s portfolio of gene expression products.

“2004 was as much a year of investment as it was of continued progress.  The year brought increased organic growth in our core businesses, expansion of our product lines through new product introductions and strategic acquisitions, infrastructure improvements and increased R&D,” said Norman Schwartz, President and Chief Executive Officer.  “These efforts give Bio-Rad a larger proprietary-technology base, improved operational systems and an increased presence in certain key markets, all of which help strengthen the foundation for future success.”

Management will discuss these results in a conference call at 2:00 p.m. PT (5:00 p.m. ET) February 17, 2005. Interested parties can access the call by dialing (800) 901-5217 (in the U.S.), or (617) 786-2964 (international), access number 43140553.  The live web cast can be accessed at http://www.bio-rad.com.  A replay of the call will be available at (888) 286-8010 (in the U.S.), or (617) 801-6888 (international), access number 58162472, for seven days following the call and the web cast can be accessed at http://www.bio-rad.com for 30 days.

Bio-Rad Laboratories, Inc. is a multinational manufacturer and distributor of life science research products and clinical diagnostics.  It is based in Hercules, California, and serves more than 70,000 research and industry customers worldwide through a network of more than 30 wholly owned subsidiary offices.

Various statements made within this press release may constitute “forward-looking statements” for purposes of the Securities and Exchange Commission’s “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934.

The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company’s expectations.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

Phone:  (510) 724-7000

E-mail:  investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Fourth-Quarter and Full-Year 2004
Condensed Consolidated Statements of Income

(In thousands, except per share data)
(UNAUDITED)

	Three Months, Ended December 31,		Twelve Months, Ended December 31,
	2004	2003	2004	2003
Net sales	$307,868	$258,098	$1,090,012	$979,631
Cost of goods sold	139,533	112,598	479,939	423,401
Gross profit	168,335	145,500	610,073	556,230

Selling, general and administrative expense	110,825	87,037	378,264	317,524
Product research and development expense	31,885	25,648	108,344	91,273
Purchased in-process research and development expense	-	-	14,620	-
Interest expense	5,255	4,772	20,219	31,006
Foreign exchange losses	774	1,242	2,394	4,080
Other income, net	(7,789)	(1,001)	(11,095)	(3,012)
Income from continuing operations before taxes	27,385	27,802	97,327	115,359
Provision for income taxes	10,274	9,164	31,035	38,055
Income from continuing operations	17,111	18,638	66,292	77,304
Discontinued operations
Gain (loss) from discontinued operations, net of tax	-	553	(1,487)	(1,133)
Gain on divestiture, net of tax	-	-	3,437	-
Total discontinued operations	-	553	1,950	(1,133)
Net income	$ 17,111	$ 19,191	$ 68,242	$ 76,171

Basic earnings per share
Continuing operations	$ 0.66	$ 0.73	$ 2.58	$ 3.04
Discontinued operations	-	0.02	0.07	(0.04)
Net income	$ 0.66	$ 0.75	$ 2.65	$ 3.00

Weighted average common shares	25,819	25,524	25,724	25,416

Diluted earnings per share
Continuing operations	$ 0.65	$ 0.71	$ 2.50	$ 2.94
Discontinued operations	-	0.02	0.08	(0.04)
Net income	$ 0.65	$ 0.73	$ 2.58	$ 2.90

Weighted average shares	26,528	26,405	26,489	26,310

Certain items have been reclassified to conform to the current year presentation.

Bio-Rad Laboratories, Inc.
Summary Condensed Consolidated Balance Sheets

(In thousands, except per share data)
(UNAUDITED)

	At December 31,	At December 31,
	2004	2003
Current Assets:
Cash and cash equivalents	$ 195,734	$ 65,395
Short-term investments	165,899	83,247
Accounts receivable, net	261,243	234,085
Inventories, net	205,512	190,258
Deferred tax assets	34,492	31,056
Prepaid expenses and other current assets	48,344	51,357
Total current assets	911,224	655,398

Property, plant and equipment, net	202,324	179,123
Goodwill, net	113,276	69,503
Purchased intangibles, net	58,638	12,251
Long-term tax assets	26,544	21,218
Other assets	79,996	55,103
Total assets	$ 1,392,002	$ 992,596

Current liabilities:
Notes payable and current maturities of long-term debt	$ 9,457	$ 10,423
Accounts payable	71,194	53,995
Accrued payroll and employee benefits	79,061	71,650
Sales, income and other taxes payable	15,835	20,833
Litigation accrual	50,000	-
Accrued royalties	39,317	34,168
Other current liabilities	50,511	48,183
Total current liabilities	315,375	239,252

Long-term debt, net of current maturities	425,979	225,835
Deferred tax liabilities	24,772	14,803
Other long-term liabilities	28,988	16,899
Stockholder's equity	596,888	495,807
Total liabilities and stockholder's equity	$ 1,392,002	$ 992,596

Certain items have been reclassified to conform to the current year presentation.

Bio-Rad Laboratories, Inc.
Summary Condensed Consolidated Statement of Cash Flows

(In thousands, except per share data)
(UNAUDITED)

	Twelve Months Ended
	2004	2003

Cash flows from operating activities:
Cash received from customers	$ 1,081,645	$ 996,384
Cash paid to suppliers and employees	(912,286)	(800,633)
Interest paid	(19,543)	(17,088)
Income tax payments	(33,637)	(51,280)
Miscellaneous receipts	8,933	1,928
Discontinued operations	(2,019)	(1,671)
Net cash provided by operating activities	123,093	127,640

Cash flows from investing activities:
Capital expenditures, net	(60,493)	(69,003)
Other investing activities	(125,825)	(121,238)
Net cash used in investing activities	(186,318)	(190,241)

Cash flows from financing activities:
Long-term borrowings	200,000	249,335
Payments on long-term debt	(1,781)	(132,012)
Other financing activities	(4,992)	(9,154)
Net cash provided by financing activities	193,227	108,169

Effect of exchange rate changes on cash	337	(7,906)

Net increase in cash and cash equivalents	130,339	37,662
Cash and cash equivalents at beginning of period	65,395	27,733
Cash and cash equivalents at end of period	$ 195,734	$ 65,395

Reconciliation of income from continuing operations to net cash provided by operating activities:

Income from continuing operations	$ 66,292	$ 77,304
Adjustments to reconcile net income to net cash provided by operating activities (net of effects of acquisitions):
Depreciation and amortization	56,143	42,009
Changes in working capital and other	2,145	9,460
Discontinued operations	(1,487)	(1,133)
Net cash provided by operating activities	$ 123,093	$ 127,640

Certain items have been reclassified to conform to the current year presentation.